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                                                                    EXHIBIT 10.2


                          PURCHASE AND SUPPLY AGREEMENT

                                     BETWEEN

                               VISTEON CORPORATION

                                       AND

                               FORD MOTOR COMPANY

                                December 19, 2003

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                          PURCHASE AND SUPPLY AGREEMENT

This Purchase and Supply Agreement ("Agreement") dated as of December 19, 2003 (the "Effective Date") is entered into by and between Visteon Corporation, a Delaware corporation ("Visteon"), and Ford Motor Company ("Ford"), a Delaware corporation. Each of Ford and Visteon is herein referred to as a "Party" and collectively, the "Parties."

                                    RECITALS

A. Ford and Visteon entered into a Purchase and Supply Agreement dated as of January 1, 2000 (the "Original Agreement") covering the purchase from Visteon and supply to Ford and its subsidiaries and affiliates worldwide of motor vehicle-related components and systems.

B. The Panics intend to terminate the Original Agreement as to all Components and to substitute this Agreement for the Original Agreement as to such Components.

C. It is the intent of this Agreement that Visteon and Ford achieve the following common goals:

               - that Visteon achieves the goal of becoming a profitable and growing business and remains a top quality supplier to Ford;

               - that Ford achieve competitive price reductions and competitive prices from Visteon over time, contributing to Ford's profitable growth;

               - that Ford and Visteon work collaboratively to meet the commitments made in the Master Agreement; and

               - that Ford and Visteon establish a basic framework for working cooperatively on their ongoing commercial relationship.

The Parties acknowledge that Visteon must achieve and maintain competitiveness as described in this Agreement in order for it to become profitable and grow, and in order for Ford and others to be able to source Visteon with products. While no specific targets for maintenance of Existing Business or sourcing of New Business have been established herein, the Parties acknowledge that Visteon needs to grow its business from non-Ford customers and maintain sufficient sourcing from Ford to support the business objectives of both Parties.

D. The Parties are entering into this Agreement in good faith anticipating that the parties will achieve the intentions set forth above. If, during the term of this Agreement, it appears that the intentions of the Parties as described above are not being, or are not likely to be, met in some material respect or that the financial results of either Party resulting from implementation of this Agreement are materially different from the financial results anticipated by the Parties, then the Parties will discuss in good faith the underlying reasons and present an analysis and recommendations for any actions to be taken to the Governance Council; provided, however, that neither Party shall be obligated to take any action as a result thereof.

NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement and intending to be legally bound, Visteon and Ford agree:

1. DEFINED TERMS

1.1 All terms with initial capitalization used herein shall have the following definitions unless specifically stated otherwise.

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"AAI" means AutoAlliance International, Inc.

"AFFILIATE" means any Person directly or indirectly Controlling, Controlled by, or under common Control with, such Person. For purposes of this definition, the terms Control, Controlling, and Controlled mean having the right to elect a majority of the board of directors or other comparable body responsible for management and direction of a Person by contract or by virtue of share ownership.

"ANNUAL VOLUME" has the meaning specified in Section 6.1.

"CAPITAL INVESTMENT" has the meaning specified in Section 8.1.

"COMMODITY GROUP" means the groups of commodities listed on Exhibit IA attached hereto. Ford may modify such list from time to time. The commodities that are included in each Commodity Group will be determined by Ford.

"COMPETITIVE" means a Visteon quote that, excluding the Labor Differential Uplift and any investment sharing pursuant to Article 8, is equal to or better than that of the supplier to which the business would be awarded if Visteon were not awarded the business; provided that comparisons of quotes will be with other full service suppliers where Visteon is being asked to act as a full service supplier and comparisons should be made on a systems or component basis consistent with how Visteon has been asked to quote. Factors to be considered in the determination of Competitiveness include, but are not limited to, Price Competitiveness, quality, warranty costs, service, delivery and design/technology. These requirements are consistent with those to which other comparable suppliers are held when sourcing decisions are being made.

"COMPETITIVE BID MINUTES" has the meaning specified in Section 6.1.

"COMPETITIVE GAP" has the meaning specified in Section 4.1.

"COMPETITIVE GAP CLOSURE PLAN" has the meaning specified in Section 4.1.

"COMPONENTS" means motor-vehicle-related parts, components and systems that are produced by Visteon or its wholly-owned subsidiaries (or its Affiliates to the extent production comes from Master Agreement Plants(1)) in North America that are shipped directly to Ford facilities in North America or to AAI for use in vehicles that are sold under the Ford, Lincoln or Mercury brand. In addition to the above, for purposes of Articles 3 and 6 only, the term "Components" shall include all motor vehicle related parts, components and systems produced by Visteon in North America that are supplied by Visteon to Ford Tier 1 Suppliers where such components are sold to Ford or its wholly-owned subsidiaries for use in Ford, Lincoln and Mercury-branded vehicles.

Notwithstanding anything to the contrary in the foregoing paragraph, parts, components and systems that are (i) produced by Visteon Affiliates (other than its wholly-owned subsidiaries) from facilities that are not Master Agreement Plants or (ii) are covered by the FCSD Agreement, are not considered "Components"; provided that to the extent that the purchase and supply of Service Parts (as that term is defined in the FCSD Agreement) are governed by the Original Agreement pursuant to Section 1 of the FCSD Agreement, then such Service Parts shall be deemed "Components" under this Agreement and the Original Agreement shall no longer govern the purchase and supply such Service Parts.

-------------------------
(1) For avoidance of doubt, as of the Effective Date, there are no Visteon Affiliates who produce Components from Master Agreement Plants.

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"CONFIDENTIAL INFORMATION" has the meaning specified in Section 17.1.

"DAMAGES" means any and all obligations, liabilities, damages, penalties, deficiencies, losses, judgments, costs and expenses (including, but not limited to, costs and expenses incurred in connection with performing obligations, interest, bonding and appellate costs and reasonable attorneys', accountants', engineers' and investigators' fees and disbursements), in each case, after the application of any and all amounts recovered under insurance contracts or similar arrangements and from third parties by the person claiming indemnity.

"DEFAULTING PARTY" has the meaning specified in Section 15.1.

"DESIGN CHANGE" means any change to the physical Component, its performance, or its interface with other parts or systems that results in a change to the part number.

"EFFECTIVE DATE" means the date of this Agreement as specified in the opening paragraph of this Agreement.

"EFFICIENT DIRECT LABOR HEADS" has the meaning specified in Section 6.1.

"EFFICIENT INDIRECT LABOR HEADS" has the meaning specified in Section 6.1.

"EFFICIENT MANNING" has the meaning specified in Section 6.1.

"EVENT OF DEFAULT" has the meaning specified in Section 15.1.

"EXCUSABLE DELAY" means a delay or failure to perform directly due to an Excusable Event. An "EXCUSABLE EVENT" is a cause or event beyond the reasonable control of a party that is not attributable to its fault or negligence. Excusable Events include fire, flood, earthquake, and other extreme natural events, acts of God, riots, civil disorders, labor problems (including strikes, lockouts, and slowdowns regardless of their lawfulness), and war or acts of terrorism whether or not declared as such by a government. In every case, other than those relating to labor problems, the failure to perform must be beyond the reasonable control, and not attributable to the fault or negligence, of the party claiming the Excusable Event. Excusable Events also include delays or non-performance of a subcontractor, agent or supplier of a party only if and only to the extent that the cause or event would be an Excusable Event as defined herein. Excusable Events do not include the failure to comply with applicable law or to take actions reasonably necessary to schedule performance in anticipation of any customs, export-import, or other government requirement of which public notice has been given.

"EXISTING BUSINESS" means all Components that are the subject of an Existing Agreement.

"EXISTING AGREEMENTS" means all Purchase Orders, Long Term Supply Agreements, Target Agreements, and Sourcing Agreements with Pricing in existence as of the Effective Date entered into by Ford and its applicable Affiliates and by Visteon with respect to Components.

"EXISTING VEHICLE" means a vehicle using Components that is produced by Ford or one of its Affiliates in North America or, if Ford, Lincoln or Mercury-branded, by AAI, that is in existence as of the Effective Date.

"FCSD AGREEMENT" means that certain Relationship Agreement dated as of January 1, 2000 between Automotive Consumer Services Group of Ford (now known as Ford Customer Services Division) and Visteon.

"FORD BUY TURNOVER" has the meaning specified in Section 3.1.

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"FORD CARRYOVER FROZEN TURNOVER" has the meaning specified in Section 3.1.

"FORD MASTER AGREEMENT WORKERS" has the meaning specified in Section 6.2.

"FORD TIER 1 SUPPLIER" means a supplier who directly provides goods and services to Ford including (a) production and service parts, components, assemblies and accessories; (b) raw materials; (c) tooling; and (d) design, engineering or other services that are covered by the Global Terms.

"FORD'S COST OPTIMIZATION MODEL" has the meaning specified in Section 6.1.

"GEN" means Guaranteed Employment Number and refers to the program as agreed in the Master Agreement.

"GEN ASSISTANCE PROGRAM" has the meaning specified in Section 7.2.

"GLOBAL TERMS" means the terms and conditions set forth in Ford's standard purchase order (PPGTC January 1, 2004) and any revisions made by Ford to such standard purchase order terms and conditions that are generally applicable to Ford's suppliers.

"GOOD CAUSE" means:

         (i) A demonstrable decline in quality, service or delivery of Visteon's Components, or a Commodity Group in general, as identified either in accordance with the applicable Purchase Order(s) or then-current Q1 revocation thresholds; or

         (ii) The ability of Ford to substitute supplies of significantly advanced design, technology and/or processing (as determined by Ford's Product Development activity); or

         (iii) An upward re-pricing on the applicable Component, excluding mutually agreed price increases related to (a) approved design changes as permitted under Section 5.1 or (b) other mutually agreed reasons; or

         (iv) default, within the prior twelve months, of a commitment by Visteon to adhere to a Competitive Gap Closure Plan for a given Component or Commodity Group. Such commitments will be in writing. The Existing Business on which the Parties have agreed as of the Effective Date to a Competitive Gap Closure Plan is listed on Exhibit 3.1 hereto; or

         (v)      Material default by Visteon under the terms of a Purchase
                  Order.

"GOVERNANCE COUNCIL" means the Governance Council established pursuant to the Relationship Agreement.

"INCREMENTAL NEW BUSINESS" means all New Business that is not defined as Replacement New Business.

"LABOR DIFFERENTIAL" means the cost differential incurred by paying Ford Master Agreement Workers, at Efficient Manning levels, at Master Agreement Wage Rates rather than Supplier UAW Wage Rates.

"LABOR DIFFERENTIAL UPLIFT" means the amount reimbursed by Ford to Visteon to compensate it for the Labor Differential, which amount is calculated pursuant to the formula set forth in Section 6.1.

"LONG TERM SUPPLY AGREEMENT" means a multiple-year contract with a supplier committing Ford to procure and the supplier to supply goods or services for a specified time period on specified terms.

"MASTER AGREEMENT" means the collective bargaining agreement and all supplements thereto between Ford and the UAW dated September 15, 2003.

"MASTER AGREEMENT JOB #1 ECONOMICS" has the meaning specified in Section 6.1.

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"MASTER AGREEMENT PLANT" means a Visteon facility, including a Visteon
Affiliate's facility, where some or all of its hourly employees are represented by the UAW under the Master Agreement.

"MASTER AGREEMENT WAGE RATE/MASTER AGREEMENT WAGES" has the meaning specified in
Section 6.1.

"MASTER TRANSFER AGREEMENT" means that certain Master Transfer Agreement dated as of March 30, 2000 between the Parties.

"MASTER TRANSFER AGREEMENTS" means the following agreements between the Parties:
Master Transfer Agreement, the Master Separation Agreement dated June 1, 2000, the Information Technology Services Agreement dated as of June 27, 2000, the Software and Information Technology License Agreement effective September 2, 2003, and the Relationship Agreement dated January 1, 2000 between the Automotive Consumer Services Group (now Ford Customer Services Division) of Ford and Visteon.

"NEW BUSINESS" means all Components put up for award by Ford or a North American Affiliate of Ford to Visteon between the Effective Date and December 31, 2007 that are not covered by an Existing Agreement.

"NEW BUSINESS AGREEMENTS" means all Purchase Orders, Long Term Supply Agreements, Target Agreements, and Sourcing Agreements with Pricing and similar agreements entered into by Ford and its applicable Affiliates and Visteon with respect to New Business between the Effective Date and December 31, 2007.

"NEW VISTEON CBA AND SUPPLEMENT" means the new collective bargaining agreement and supplement presently under negotiation between the UAW and Visteon that is intended to provide wage and benefit levels that meet those of an appropriate, representative group of UAW-represented employers in the U.S. automotive component and truck component industry.

"NON-DEFAULTING PARTY" has the meaning specified in Section 15.1.

"NORTH AMERICA" means Canada, Mexico and the United States.

"NORTH AMERICAN SOURCING COUNCIL" means a process to ensure that Ford honors commitments to Ford Master Agreement Workers at Ford or Visteon facilities in the United States with respect to Sourcing actions; to provide a framework for avoiding labor disturbances and lost production; and to ensure that Ford senior management concurs with sourcing decisions.

"ORIGINAL AGREEMENT" has the meaning specified in Recital A.

"OTHER GOOD BUSINESS REASONS" means all good business reasons, as determined by Ford (for example the strategic need for component commonality or supplier diversification within a commodity); provided that cancellation of a vehicle program, Excusable Delay and Good Cause are not Other Good Business Reasons.

"PARTY" or "PARTIES" has the meaning specified in the opening paragraph of this Agreement.

"PERSON" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

"PRICE COMPETITIVE" means competitive in price elements, including, without limitation, piece price, ongoing productivity pricing commitments, Competitive Gap closure commitments for Commodities that are not

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listed on Exhibit 4.2, and other financial elements (e.g., tooling, price reductions on other commodities or components); provided, however, that the obligation of Ford, if any, to pay a Labor Differential Uplift or to share capital investment costs pursuant to Article 8 with respect to a Component shall not be considered when making a determination of Price Competitiveness.

"PRICE TEXTURING" has the meaning specified in Section 3.2.

"PRODUCTIVITY REQUIREMENTS" has the meaning specified in Section 3.1.

"PURCHASE ORDER" has the meaning specified in Section 10.1.

"PUT UP FOR AWARD" means the issuance of a Request for Quote by Ford.

"RELATIONSHIP AGREEMENT" means that certain 2003 Relationship Agreement dated as of the date hereof between Visteon and Ford.

"REPLACEMENT NEW BUSINESS" means New Business that is put up for award to Visteon between the Effective Date and December 31, 2007 that replaces Existing Business awarded to Visteon before the Effective Date. Replacement New Business may represent a new Component for an Existing Vehicle or a new or carry-over Component for a new vehicle that will replace an Existing Vehicle. Ford Labor Affairs will determine whether New Business is Replacement New Business or Incremental New Business using the same process as has been used by Ford in connection with its UAW collective bargaining agreements since the inception of this concept in 1987, including the attributes and process described on Exhibit IB.

"REQUEST FOR QUOTE" means a request issued by Ford to one or more suppliers to provide a quotation for the supply of Components.

"SOURCE" means the awarding of a Target Agreement or a Sourcing Agreement with Pricing as to a Component for an estimated program volume over a specified number of years. The term "Source" does not include the issuance of a Sourcing Agreement with Preliminary Targets.

"SOURCING AGREEMENT" means an agreement that may be entered into before a Purchase Order is issued to advise the supplier that Ford intends to Source goods or services to such supplier assuming that the requirements of the Sourcing Agreement are met. There are two types of Sourcing Agreements: Sourcing Agreements with Pricing and Sourcing Agreements with Preliminary Targets.

"SUPPLIER AGREEMENT JOB #1 ECONOMICS" has the meaning specified in Section 6.1.

"SUPPLIER UAW WAGE RATE/SUPPLIER UAW WAGES" has the meaning specified in Section 6.1.

"TARGET AGREEMENT" has the meaning specified in the Global Terms.

"TARGET AGREEMENTS TURNOVER" has the meaning specified in Section 3.1.

"TOTAL FROZEN TURNOVER" has the meaning specified in Section 3.1.

"TOTAL HOURLY WORKERS" has the meaning specified in Section 6.1.

"VISTEON WORKERS" has the meaning specified in Section 6.1.

"VISTEON WORKERS TO TOTAL HOURLY WORKERS RATIO" has the meaning specified in
Section 6.2.

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"WAGE DIFFERENTIAL" has the meaning specified in Section 6.1.

2.       PURCHASE AND SUPPLY COMMITMENTS

2.1 Existing Agreements, (a) Subject only to the provisions of Sections 3 through 18, Visteon and Ford shall continue to honor the terms and conditions of all Existing Agreements regarding the purchase and sale of Components.

(b) The Global Terms are incorporated herein and, except for Purchase Orders that already incorporate an earlier version of the Global Terms, in the Existing Agreements by this reference. Upon renewal of the term of any Purchase Order that already incorporates an earlier version of the Global Terms, the Global Terms shall apply. Except as provided in the two preceding sentences, in the event of a conflict between the terms of an Existing Agreement and this Agreement, then the terms of this Agreement shall control. The Parties agree that in situations where the parties are silent with respect to the applicability of all of the Global Terms, it shall be presumed that such terms and conditions apply.

2.2 New Business. (a) With respect to New Business, except as set forth herein. Ford shall treat Visteon in the same manner as it treats its other Ford Tier 1 Suppliers with respect to Ford's general sourcing policies and practices, including new purchasing and sourcing initiatives.

(b) All New Business that is awarded to Visteon will be governed by the Global Terms, the applicable terms of this Agreement and any other specific terms and conditions agreed to in writing by the applicable parties under which that business is awarded.

(c) With respect to all Replacement New Business and Incremental New Business and except as otherwise mutually agreed, Visteon will be included on Ford's list of suppliers receiving Requests for Quotes, including Requests for Quotations, design competitions and advanced technology development activities unless Good Cause or Other Good Business Reasons exist to exclude Visteon. If Ford elects not to include Visteon for Good Cause or Other Good Business Reasons, then such election will be (i) reviewed with the Sourcing Council, if required, and (ii) reviewed with the Governance Council. Where Ford asserts Good Cause to exclude Visteon from Ford's list of suppliers as above, such assertion of Good Cause must relate to substantially the same commodity. If a Component is produced at more than one facility, then Good Cause cannot be used to preclude Visteon from the bid list where the Good Cause being asserted is not relevant to the facility in which the New Business will be produced.

(d) Where Visteon has been asked to quote, consistent with commitments made to the UAW and Visteon to "look to Visteon first", Replacement New Business and Incremental New Business will be awarded to Visteon if Visteon's quote is Competitive. Ford's reasons for not awarding business to Visteon will be reviewed as part of the ongoing Governance Council process.

(e) If Visteon, due to Other Good Business Reasons, is excluded from the list of suppliers receiving a Request for Quote for (i) Replacement New Business; or (ii) business put up for award between September 1 and the Effective Date which business could have been Replacement New Business if it had been put up for award after the Effective Date, then Ford will compensate Visteon on account of such exclusion in accordance with the formula set forth on
Exhibit 10.1; provided that Ford may propose New Business to Visteon to replace such business in which event, if Visteon is Sourced such New Business, then Profit from the New Business will be used to offset compensation otherwise payable under this Subsection 2.2(e).

(f) If Visteon is included in the list of suppliers receiving a Request for Quote, but is not Sourced because it is not Competitive, then Visteon will not be entitled to any compensation under Section 2.2(e).

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3.       PRICING

3.1 Productivity Price Reductions. (a) Visteon has provided to Ford certain productivity price reductions that are applicable to Components supplied by Visteon to Ford in 2003. In addition to those reductions, Visteon shall rebate to Ford in North America $150,000,000 in lieu of additional productivity price reductions on Components supplied by Visteon to Ford in 2003. Such amount shall be paid in immediately available funds in three installments of $50 million each. The first installment shall be paid no later than December 31, 2003; the second installment shall be paid on or before February 1, 2004; and the third installment shall be paid on or before March 1, 2004.

(b) Visteon shall reduce the prices for all Components beginning January 1, 2004 and on each January 1 thereafter for a period of four years (through
2007) by the following percentages:

Calendar Year       2004         2005        2006         2007
--------------------------------------------------------------
  Percentage         *            *           *            *
  Reduction

For a given calendar year, the turnover against which these percentages shall be applied shall be the "Ford Carryover Frozen Turnover", which turnover shall be equal to the Total Frozen Turnover less the Target Agreement Turnover less the Ford Buy Turnover. The Labor Differential Uplift will not be included in the price of any Component, nor will it be included for purposes of calculating the Ford Carryover Frozen Turnover. The following definitions shall apply to this calculation:

"Total Frozen Turnover" shall be equal to the total projected sales of Components by Visteon to Ford using Ford's budgeted volume, mix and rates assumptions for the applicable calendar year; provided that Total Frozen Turnover shall not include any Components described in Subsection 3.1(c).

"Target Agreement Turnover" means that portion of the Total Frozen Turnover for Components that will be launched during the applicable calendar year where Ford and Visteon have entered into signed Target Agreements.

"Ford Buy Turnover" means that portion of the Total Frozen Turnover for which Ford has negotiated the price on behalf of Visteon. All productivity price reductions negotiated by Ford with respect to such Components shall be passed on in total to Ford by Visteon.

          *Material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.

(c) Where Ford and Visteon agree in writing on different productivity price reductions than those specified above, such separate agreements shall supercede the provisions of Subsection 3.1(b) and all Components covered by such separate agreements shall not be included in Total Frozen Turnover. Exhibit 3.1 is a list of the Components for which separate agreements exist as of the date of this Agreement.

(d) The productivity price reductions described in Section 3.1(b) are referred to herein as the "Productivity Requirements."

3.2 Ford will consider Visteon's reasonable requests for Price Texturing by Commodity Group and limited requests for Price Texturing within a Commodity Group. Requests for Price Texturing by Component will be considered in rare circumstances. Notwithstanding any Price Texturing, the total productivity price reductions shall not be less than those calculated pursuant to Section 3.1 above. "Price Texturing" means the achievement of the Productivity Requirements by applying different productivity price reductions to different Commodity Groups, or to different commodities, or to different Components within a commodity.

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3.3      The Parties will process the productivity price reductions applicable to each Component on or before March 31 of the year in which the productivity price reductions are to be applied; provided that if the productivity price reductions are not so processed by March 31, then (i) all productivity price reductions will nevertheless be retroactive to January 1 of the applicable year; and (ii) if the productivity price reductions are not processed prior to the end of any calendar quarter during the applicable year, Visteon shall pay to Ford a lump sum equal to a reasonable estimate of the effect of the productivity price reductions based on Visteon's shipments of Components to Ford during such calendar quarter. Such amount shall be paid on or before the last day of such calendar quarter. The Parties acknowledge that once the actual productivity price reductions are determined, they will be entered into a system that will result in productivity price reductions retroactive to January 1 of the applicable year; therefore, if Visteon has made a lump sum payment for any calendar quarter and Ford later receives a retroactive price adjustment, Ford will reimburse Visteon any amounts that are charged twice to Visteon.

4.       PRICE GAP CLOSURE

4.1 For purposes of defining price gap closure obligations, the following definitions are provided:

"Competitive Gap Closure Plan" means, for purposes of this Agreement, a plan agreed between Ford and Visteon to reduce or eliminate a Competitive Gap on certain Existing Business through sharing the benefits from the application to Existing Business of new designs, design principles, processing advances, new manufacturing equipment or other advantages associated with New Business awarded to Visteon; provided that the intent is not to reduce Visteon margins. From the resulting benefits, Visteon will receive the greater of (i) 10% of the benefits or (ii) the cost of any capital investment made by Visteon to achieve the benefits. As a principle, Competitive Gap Closure Plans will be incremental to productivity price reductions. If Visteon believes there is a valid basis for modifying the application of the principle, on a case-by-case basis, then Ford will consider the request and make a determination, in its reasonable judgment, as to whether the application of the principle should be modified. Ford and Visteon will inform the Governance Council of Ford's determination, as applicable.

"Competitive Gap" means the gap between the price paid by Ford to Visteon for a Component and the price at which Ford could obtain the same or substantially the same Component (i.e., same functions, performance, and same level of specifications) from another supplier under generally consistent circumstances (e.g., volume., engineering support, etc.) and excluding the Labor Differential Uplift and investment sharing pursuant to Article 8. The parties acknowledge that the Competitive Gap can be positive (Visteon's price is better than Competitive) or negative (Visteon's price being non-Competitive) with respect to a given Component or commodity and can change over time. Upon Visteon's request, Ford will provide to a mutually agreed independent third party, documentation supporting the existence and extent of a Competitive Gap (as evidenced by a Ford purchase order, market test, firm verifiable price quotation from another similarly situated supplier, or other relevant information supplied by Ford). The cost of the third party will be shared equally by the Parties.

4.2      (a)      As a condition of awarding New Business to Visteon for
commodities other than those listed on Schedule 4.2 hereto, Visteon will identify opportunities to reduce the price of Existing Business for the same or similar Component to competitive levels, without reducing Visteon's margins on the Existing Business, by applying the elements of a Competitive Gap Closure Plan as described above. Such Competitive Gap Closure Plans will be provided to Ford as soon as feasible, but in any event, no later than the earlier of (i) 60 days after the submission of a quote by Visteon or (ii) within 15 days prior to the date on which a Sourcing decision will be made (of which date Visteon will be notified). If Visteon is unable to provide a Competitive Gap Closure Plan within the specified time period, Visteon shall provide to Ford such information as Ford may reasonably request to support Visteon's inability to provide such a Plan, and Ford will waive the requirement to provide a Competitive Gap Closure Plan as a condition of being Sourced the applicable New

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

Business if Visteon has demonstrated to Ford's satisfaction Visteon's inability to provide such a plan; provided, however, that Visteon and Ford will agree on a time period within which a Competitive Gap Closure Plan will be provided, with a target of providing a plan within six months after such New Business is Sourced to Visteon if Ford reasonably believes that additional time will enable Visteon to provide a plan. The Parties also may agree that Visteon is unable to provide a Competitive Gap Closure Plan with respect to a given Component or Commodity, in which case the condition to award of New Business with respect to such Component will be waived by Ford.

         (b) For commodities listed on Exhibit 4.2, Visteon shall not be required to prepare and deliver Competitive Gap Closure Plans on Existing Business.

4.3 To help ensure the Parties that Visteon is advancing toward becoming a profitable and growing supplier and that Ford is achieving competitive prices over time, the provision and implementation of Competitive Gap Closure Plans, and the results thereof, will be reviewed regularly with the Governance Council.

5.       DESIGN CHANGES

5.1 Ford and Visteon will negotiate increases and decreases in prices of Components for Design Changes in good faith. When a Ford vehicle program team requests a Design Change, Visteon shall submit to the team a good faith estimate of the change in the price of the Component that would result from such Design Change, which estimate will be used by the program team to seek approval to make the Design Change. Promptly after submitting its estimate, Visteon shall provide documentation reasonably satisfactory to Ford to support the actual change to the price of the Component resulting from the Design Change. The actual change to the price to Ford for the Component resulting from the Design Change will be negotiated after approval is received from the program team, but will not exceed the original estimate of the change in price.

5.2 In support of good faith negotiation of changes to prices of Components for Design Changes, Visteon will provide all documentation reasonably requested by Ford to support quotes for price changes. In any event, Visteon shall provide at least as much supporting documentation as is provided by other similarly situated suppliers in connection with Design Changes.

6.       LABOR DIFFERENTIAL

6.1 For all New Business Sourced to Visteon at Master Agreement Plants using Ford Master Agreement Workers, Ford will pay during the period from January 1, 2004 through December 31, 2007 a Labor Differential Uplift that will be calculated as provided in the following formula, subject to the rules specified in Section 6.2 and 6.3:

         Labor Differential Uplift = Efficient Manning * Wage Differential at Job #1 Economics

Where Efficient Manning is determined as follows:

         Efficient Manning = Efficient Direct Labor Heads plus Efficient Indirect Labor Heads

         Efficient Direct Labor Heads = Competitive Bid Minutes * Annual Volume
                                        ---------------------------------------
                                                         91,700

         "Competitive Bid Minutes" means the average of the total direct labor minutes contained in supplier responses to a Request for Quotation from Ford's Purchasing group, based on a market test or, when unavailable, an amount determined by Ford's Cost Optimization Model; provided that if a supplier's quote contains minutes that vary significantly (more than 25% higher or lower) than those of other suppliers' quotes, such aberrant number of minutes shall be excluded from the calculation. For the purpose of determining direct labor minutes, the Cost Optimization Model will reflect the manufacturing processes (not headcount or staffing) presently utilized by Visteon or, as to Existing Business and New Business that is not yet in production, the manufacturing processes consistent with those proposed in the applicable quote.

         "Annual Volume" means the calendar year vehicle volumes for the affected Component as reported by Ford in the most recently published Production Program Volume forecast.

         Efficient Indirect Labor Heads = Efficient Direct Labor Heads * .33

And Wage Differential at Job #1 Economics is determined as follows:

         Wage Differential at Job #1 Economics = Master Agreement Wage Rate - Supplier UAW Wage Rate

         "Master Agreement Wage Rate/Master Agreement Wages" means the wage rate/wages (including fringe benefits) at Master Agreement Job #1 Economics agreed between Ford and the UAW in the Master Agreement (constructed from the cost elements specified on Exhibit 6.1, utilizing wage data provided by Ford).

         "Supplier UAW Wage Rate/Supplier UAW Wages" means the average wage rate/wages (including fringe benefits) at Supplier Job #1 Economics agreed between Visteon and the UAW in the New Visteon CBA and Supplement.

         "Master Agreement Job #1 Economics" means cost increases contained in the Master Agreement, where available, or Ford's economic forecast (where Master Agreement economics are unavailable) in effect at December 31st of the year prior to the calendar year of the product launch. (e.g., If a product launch occurs in June 2006. Master Agreement Job #1 Economics are the economics as of December 31.2005.)

         "Supplier Job #1 Economics" means cost increases contained in the New Visteon CBA and Supplement, where available, or Visteon's economic forecast (where New Visteon CBA and Supplement economics are unavailable) in effect at December 31st of the year prior to the calendar year of the product launch. (e.g., If a product launch occurs in June 2006, Supplier Job #1 Economics are the economics as of December 31, 2005.)

6.2 (a) The Labor Differential Uplift will be determined utilizing Master Agreement Job #1 Economics and Supplier Agreement Job #1 Economics. Ford will absorb economics on the Labor Differential Uplift between the quote and Job #1, and Visteon will absorb economics post Job #1.

(b) Each January, the current year Labor Differential Uplift will be calculated for all programs that have existing Labor Differential Uplifts by using the most recently published present year forecasted Annual Volumes. The calculation will be in accordance with Section 6.1. For the avoidance of doubt, the only variable to change from the original Labor Differential Uplift calculation will be the Annual Volume as provided by Ford.

(c) The Labor Differential Uplift payable with respect to a particular Component will be fixed for each calendar year (or partial calendar year) of supply except that the Labor Differential Uplift may be adjusted if the number of Ford Master Agreement Workers producing products receiving a Labor Differential Uplift at

Master Agreement Plants is reduced due to a triggering of the GEN Assistance Program. In addition to the annual recalculation of the Labor Differential Uplift, whenever a GEN Assistance Program is triggered, the Labor Differential Uplift will be recalculated using the most recent Annual Volumes in accordance with Section 6.1. These adjustments will be effective on the first day of the calendar quarter following the quarter in which the GEN Assistance Program is triggered.

(d) The Labor Differential Uplift will not be included in the price of any Component and will be paid in a lump sum, quarterly within 30 days after public release of Ford's quarterly earnings.

(e) There will be no mark-ups on Labor Differential Uplift, including, but not limited to, mark-ups to cover overhead or selling, general and administrative expense.

(f) The Labor Differential Uplift will be excluded from the Ford Carryover Frozen Turnover.

(g) The Labor Differential Uplift will cease if the number of Ford Master Agreement Workers falls below 2,000 and, in any event, will cease on December 31, 2007; provided that, Ford will continue the payment of a Labor Differential Uplift on a year-by-year basis after December 31, 2007 where Visteon and Ford have agreed to competitive levels of productivity price reductions for the Ford Carryover Frozen Turnover for such year. The Labor Differential Uplift will only be continued as to those Components that were Sourced to Visteon between the Effective Date and December 31, 2007 and which otherwise would qualify for the Labor Differential Uplift pursuant to Section 6.1. For any Labor Differential Uplift paid after December 31, 2007, the Labor Differential Uplift will be reduced at the beginning of each calendar year by the Visteon Workers to Total Hourly Workers Ratio at December 31 of the preceding calendar year. (Example: If the actual Visteon Workers to Total Hourly Workers Ratio at year-end 2007 at an affected Master Agreement Plant were 10% and Ford agreed to continue the Labor Differential Uplift at such Master Agreement Plant, then the Labor Differential Uplift would be reduced by 10% for 2008.)

The following terms used in this Subsection 6.2(g) are defined as follows:

"Total Hourly Workers" means the Visteon Workers plus the Ford Master Agreement Workers at an affected Master Agreement Plant.

"Ford Master Agreement Workers" means the Ford hourly employees who are represented by the UAW under the Master Agreement and who have been assigned to work at Visteon plants.

"Visteon Workers" means the hourly employees (whether or not employed by Visteon) who have replaced Ford Master Agreement Workers at a Master Agreement Plant.

"Visteon Workers to Total Hourly Workers Ratio" means the percentage of Visteon Workers who have replaced Ford Master Agreement Workers at an affected Master Agreement Plant (formula is equal to Visteon Workers divided by the Total Hourly Workers).

6.3 Where other Ford Tier 1 Suppliers are providing quotes from facilities in countries that have significantly lower wage rates and Ford and Visteon agree that Visteon cannot quote from a similar facility, then Ford will give due consideration to an adjustment in the amount of any Labor Differential Uplift that takes into consideration the lower wage rates, number of workers and other relevant factors.

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

7.       GEN

7.1 (a) Through December 31, 2007, Ford will reimburse Visteon for the Master Agreement Wages paid by Visteon to Ford for Ford Master Agreement Workers who are placed in GEN as a result of Ford deciding for Other Good Business Reasons to:

         (i) exclude Visteon from Ford's list of suppliers receiving Requests for Quotes, including Requests for Quotations, design competitions and advanced technology development activities for New Business; or

         (ii)     terminate or not renew any Purchase Order.

(b) All such reimbursements will be made quarterly within 30 days after receipt of an invoice from Visteon together with supporting documentation reasonably requested by Ford. The amount to be paid shall be equal to the lower of (i) the Master Agreement Wages for the number of Ford Master Agreement Workers placed in GEN due to the actions specified in Section 7.1 (a) for the applicable quarter; and (ii) provided that if the number of Ford Master Agreement Workers in GEN at the affected Master Agreement Plant is reduced at any time below the number used in the preceding clause (i), then the amount to be paid shall be equal to the Master Agreement Wages for such lower number of Ford Master Agreement Workers for the applicable quarter. At such time as the number reaches zero, then Ford's obligation to pay for Ford Master Agreement Workers in GEN shall cease as to the particular action described in Subsection 7.1(a) above.

(c) All other GEN costs will be borne by Visteon.

7.2 (a) Ford and Visteon hereby establish a plan to implement GEN Assistance Programs on a plant-by-plant basis with the cooperation and approval of the UAW as follows:

         (i) The GEN Assistance Programs are intended to supplement the preferential placement guidelines in the Master Agreement, not to replace them. Before a GEN Assistance Program is activated, the ability to place Ford Master Agreement Workers at other Ford or Visteon plants through the preferential placement guidelines in the Master Agreement will be exhausted.

         (ii) The Parties will cooperate in implementing the GEN Assistance Programs and their costs will be shared equally. Unless the Parties agree otherwise, (A) the aggregate cost of all GEN Assistance Programs shall not exceed $100 million total ($50 million for each of Visteon and Ford) during any calendar year; and (B) the aggregate cost of any particular GEN Assistance Program shall not exceed $100 million ($50 million for each of Visteon and Ford) over the lifetime of such GEN Assistance Program.

         (iii) Once the number of Ford Master Agreement Workers in GEN exceeds 100 at any Master Agreement Plant and Ford determines that the preferential placement guidelines in the Master Agreement will not reduce such number significantly within 4 months, then subject to Subsection 7.2(a)(ii) Visteon and Ford will initiate incentives to reduce or eliminate substantially all of the Ford Master Agreement Workers in GEN at such Master Agreement Plant. The incentives can include, without limitation, buyouts, reloads, flow backs and other special incentives such as special relocation programs. These incentives are referred to herein as GEN Assistance Programs.

8.       INVESTMENT SHARING

8.1 Ford will reimburse Visteon for one-half of any Capital Investment made by Visteon during the period from January 1, 2004 through December 31, 2007 for production of commodities listed on Exhibit 4.2 on the following terms and conditions:

(a) The term "Capital Investment" means spending for facilities and equipment used for the production of commodities listed on Exhibit 4.2 that are recorded as assets on Visteon's books in accordance with U.S. GAAP consistently applied; or as an expense in those instances where such spending cannot be recorded as an asset because of asset impairment issues. The term "Reimbursement" refers to the amount of the Capital Investment to be reimbursed by Ford.

(b) Prior to making any commitment to a Capital Investment for which Visteon would be eligible for Reimbursement, Visteon will provide details of such Capital Investment to Ford and Ford must concur in writing with the necessity, timing and amount of such Capital Investment. Visteon will provide sufficient information, including access to the facility in which the Capital Investment will be made, to allow Ford to evaluate the Capital Investment prior to initiating the spending.

(c) Ford and its agents and representatives shall be given the opportunity to audit the actual amount spent by Visteon on the Capital Investment.

(d) The obligation to reimburse Visteon for Capital Investments will apply only to commodities listed on Exhibit 4.2 and only when the Capital Investment will be used to purchase facilities or equipment in order to produce one or more Components for Ford.

(e) For purposes of calculating the Reimbursement to Visteon, each Capital Investment that qualifies for Reimbursement will be amortized over a period of seven years, based on production volumes of the applicable Components. The Reimbursement will be paid to Visteon in a lump sum on a quarterly basis. Payment of the lump sum as to a particular Capital Investment will commence in the calendar quarter following the date on which the asset or expense is fully recorded on Visteon's books and full production of the applicable Componenthas begun. Visteon accepts the risk that Reimbursement may not reach 50% of the Capital Investment prior to any program cancellation or sourcing modification.

9.       PAYMENT TERMS

9.1 The payment terms of all Existing Agreements shall remain unchanged as to any payments for Components received during 2003. For Components received at Ford facilities in the United States and for Tooling received at Visteon facilities in the United States:

         (a) For the period beginning January 1, 2004 through December 31, 2005, payment terms shall average 33 days after the entry date of the Components or tooling. Prior to Visteon's participation in the payment process portion of Ford's EVEREST payables system, payments will be determined in the same manner as determined in 2003, but with an average settlement of 33 days. Upon Visteon participation in the payment process portion of Ford's EVEREST system the payment terms shall be net 33 days after the entry date of the Components or tooling.

         (b) For the period beginning January 1, 2006 through December 31, 2006, payment terms shall be net 13th or 28th prox with an average days payable of 35.5 days meaning that if the entry date of Components or tooling occurs from the first day through the 15th day of a month, payment will be made by the 13th of the following month and if the entry date of Components or tooling occurs from the 16th day through the last day of a month, payment will be made by the 28th of the following month.

         (c) Beginning January 1, 2007 through December 31, 2007, Visteon will be paid in accordance with Ford's standard payment terms in effect at that time.

9.2 All Components and tooling received at Ford facilities outside of the United States will have the payment terms specified in the applicable Purchase Order.

9.3 As used in this Article 9, the term "tooling" refers only to tooling owned by Ford and funded by Ford in a lump sum (rather than in the piece price) that is used for the production of Components and which is located in Visteon facilities or Visteon's suppliers facilities in the United States.

10.      RIGHT TO TERMINATE

10.1 (a) Ford may terminate or not renew its purchase obligations in whole or in part under an Existing Agreement or New Business Agreement relating to a given Component (each, a "Purchase Order") in accordance with the terms of such Purchase Order, on account of Excusable Delay, program cancellation, for Good Cause or for Other Good Business Reasons.

(b) If Ford is considering termination or non-renewal of a Purchase Order for Good Cause or Other Good Business Reasons, Ford must (i) provide Visteon with written notification at least three months prior to the termination or non-renewal decision date, and (ii) inform the Governance Council of the potential termination or non-renewal at the same time as notification is sent to Visteon. Visteon may raise with the Governance Council its disagreement with Ford's determination that Good Cause exists to terminate or not renew.

(c)      After having received the written notification described in subsection
10. l(b) above, if Visteon demonstrates to Ford's satisfaction, at least one month prior to the termination or non-renewal decision date, its ability to correct, on or before the termination or non-renewal date or another date acceptable to Ford, the issue that triggered the termination or non-renewal notice, then Ford's decision to terminate or not renew the Purchase Order will be suspended. Consistent with agreements with the UAW, Ford will collaborate with Visteon and the UAW to correct quality and other issues.

(d) If a Purchase Order is terminated or not renewed for Good Cause, then there will be no adjustment to the productivity price down percentages set forth in Section 3.1(b) and Ford will not compensate Visteon as a result of such termination or non-renewal.

(e) If during the term of any Purchase Order, Ford elects to terminate or not renew a Purchase Order for Other Good Business Reasons, then Ford will compensate Visteon in the manner set forth on Exhibit 10.1 as to Existing Business, Replacement New Business and all Purchase Orders, Long Term Supply Agreements, and, to the extent that a Purchase Order results therefrom, Target Agreements and Sourcing Agreements with Pricing in existence as of September 1,2003 entered into by Ford on behalf of itself or its applicable Affiliates and by Visteon or its applicable Affiliates with respect to Components; provided that Ford may propose New Business to Visteon to replace the business terminated or not renewed in which event, if Visteon is Sourced such New Business, then Profit from the New Business will be used to offset compensation otherwise payable under this Subsection 10.1(e).

(f) If during the term of any Purchase Order, Ford elects to terminate or not renew a Purchase Order because of program cancellation or Excusable Delay, then the terms of the applicable Purchase Order will govern the right to notification, remediation and compensation, if any.

(g) Ford's right to terminate a Purchase Order as described in this Article 10 is without prejudice to either Party for any other right or remedy permitted under this Agreement or the applicable Purchase Order, including, without limitation, the right to recover Damages for default; provided, however, that to the extent that Visteon is compensated pursuant to Subsection 10.1(e), then Visteon's right to recover Damages under this Subsection 10.1(g) shall apply only to the extent that Visteon has not already recovered such Damages through the compensation paid under Subsection 10.1(e).

11.      QUALITY IMPROVEMENT INITIATIVES

11.1 To insure a robust quality improvement process, Visteon will participate in Ford quality improvement programs and Ford can require Visteon to achieve reasonable increased quality standards, consistent with the requirements for other Ford Tier 1 Suppliers, as they may exist from time to time. All Visteon facilities that produce Components for Ford shall achieve and retain Ql status and shall also maintain ISO9000 compliance during the terms of any applicable Purchase Order.

11.2 Visteon will participate with Ford on its cost, warranty and customer satisfaction improvement programs on all Components, whether covered by Existing Agreements or New Business Agreements, including sharing the necessary information requested by Ford, consistent with that required of other Ford Tier 1 Suppliers. The warranty sharing program in effect as of the Effective Date is contained in that certain letter dated December 13, 2002 from Mr. Todd Sheppelman of Visteon to Mr. Tom Miller of Ford.

12.      TOOLING

12.1 Pursuant to the Master Transfer Agreement. Visteon owns certain production tooling. Any tooling that is not governed by the Master Transfer Agreement is governed by the Existing Agreements or New Business Agreements, as applicable.

12.2 Use of Ford-owned tooling for the production of service and replacement parts and other aftermarket applications is governed by the FCSD Agreement.

12.3 Except as permitted by the FCSD Agreement, Visteon shall not use Ford-owned tooling to produce products for other customers if such tooling is used to produce products for serial production for Ford; provided, however, that Visteon shall be allowed to continue the use of such tooling to the extent necessary to satisfy contracts in existence as of January 1, 2000 or extensions of such contracts, where Visteon has previously used such tooling to produce such products. Visteon will have the burden of establishing, upon Ford's reasonable request, the existence of a binding contract with other customer(s) and prior use of particular tooling for those specific customer(s) prior to January 1, 2000. If Visteon is unable to establish such facts with respect to particular tooling, Visteon will not have the right to use the applicable tooling. Visteon agrees that it will not expand the use of any tooling described in this Section to new products, new customers or new contracts, other than for or with Ford unless otherwise agreed by Ford.

12.4 In the event that (i) any Excusable Delay prevents Visteon from producing or delivering products, or (ii) Ford resources products to another supplier as permitted under this Agreement, Visteon will permit Ford to take possession of all tooling which is used to produce serial production parts for Ford in accordance with the Global Terms; provided, however, that in the event such tooling is being used by Visteon to produce products for other customers (as permitted pursuant to Section 12.3 above, it being understood and agreed that Visteon shall have the burden of proving such eligibility), Ford will to the extent practicable, allow the new supplier to use such tooling to produce products for sale to Visteon to permit Visteon to satisfy Visteon's pre-existing contractual commitments to other customers. In no event will Ford allow a new supplier to use such tooling to satisfy Visteon's customers if the ability to meet Ford's production needs would, in Ford's opinion, be jeopardized. As appropriate, Ford will reimburse to Visteon its amortization for tooling that is owned by Visteon and used by Ford under this Section 12.4.

12.5 Ford agrees to return to Visteon all tooling of which Ford obtains possession as a result of an event constituting an Excusable Delay as promptly as commercially reasonable under the circumstances, following the cessation of that Excusable Delay event; provided, however, that Ford shall not be required to return any such tooling to Visteon until after Ford has satisfied any contractual commitments that Ford may have made to other suppliers regarding products produced from such tooling.

12.6 Nothing contained in this Article 12 shall be construed to restrict Ford and Visteon from agreeing to Visteon's use of tooling beyond the specific rights herein granted to the extent that Ford may in the future agree to expand such rights with respect to Ford Tier 1 Suppliers generally.

13.      PROCESS FOR VISTEON TO EXIT CERTAIN BUSINESSES

         Visteon may sell or exit any of its business operations engaged in the production of Components for Ford provided that Visteon first obtains any and all necessary third party consents, including the consent of the UAW or any other relevant labor organizations, and further provided that, notwithstanding any such exit, sale or disposition, all of Visteon's obligations under this Agreement or under any relevant Existing Agreement or New Business Agreement are fully satisfied. Visteon shall provide to Ford adequate assurance of the continued supply of affected Components on the same terms and conditions as are applicable to such Components including, without limitation, this Agreement and the applicable Purchase Orders, Target Agreements, Sourcing Agreements or Long Term Supply Agreements, through the remaining life of the vehicle programs for which the affected Components are supplied. Visteon will reasonably consider Ford's input and concerns and Ford will cooperate in good faith with Visteon in any restructuring actions, including exit of specific business operations.

14.      RAW MATERIALS AND PURCHASED COMPONENTS

         To the extent consistent with all applicable laws and regulations and consistent with the terms of all Existing Agreements, Visteon will participate in Ford's raw materials supply system or directed buy programs for raw materials as amended from time to time, in the same manner as other Ford Tier 1 Suppliers.

15.      DEFAULT

15.1. A Party (a "Non-Defaulting Party") may give notice to the other Party (the "Defaulting Party"), upon occurrence of any of the following events, any one of which will be considered to be an "Event of Default":

         (a) Default by a Party. Any default by the Defaulting Party in the performance of any obligation or in the observance of any restriction (i) in this Agreement, or (ii) in any Related Agreement, or (iii) in any of the Master Transfer Agreements which default may not be cured or is not effectively cured after a period of 30 days after written notice thereof has been given by the Non-Defaulting Party; provided that if such default cannot be cured within 30 days, then the Defaulting Party shall have a reasonable period to cure the default (not to exceed 90 days), during which period the Defaulting Party shall at all times diligently pursue a cure;

         (b) Termination of Existence Initiated by a Party. The Defaulting Party commences any Proceeding to wind up, dissolve, or otherwise terminate its legal existence;

         (c) Termination of Existence Initiated by Another Person. Any proceeding is commenced against the Defaulting Party that seeks or requires the winding up, dissolution, or other termination of its legal existence, unless the proceeding is defended or contested in good faith by the Defaulting Party within 30 days of the commencement of the proceeding in a manner that stays it and such defense or contest is pursued diligently thereafter;

         (d) Bankruptcy. Either (a) the Defaulting Party seeks relief by any proceedings of any nature under any applicable laws for the relief of debtors; or (b) the institution against the Defaulting

                  Party of a proceeding under any applicable bankruptcy or similar law of any jurisdiction in which the Defaulting; Party carries on its business, unless the proceeding is defended or contested in good faith by the Defaulting Party within 15 days of the commencement of the proceeding in a manner that stays the proceedings and then only so long as such defense or contest is pursued diligently thereafter;

         (e) Appointment of a Receiver. The appointment of a receiver, receiver-manager, trustee, custodian or like officer for all or a substantial part of the business or assets of the Defaulting Party, unless the appointment is defended or contested in good faith by the Defaulting Party within 30 days of the commencement of the appointment in a manner that stays the appointment and then only so long as such defense or contest is pursued diligently thereafter; or

         (f) Assignment for Benefit of Creditors. The Defaulting Party makes an assignment of a substantial part of its assets for the benefit of its creditors.

15.2. Upon the occurrence of an Event of Default, the Non-Defaulting Party may elect one or more of the following remedies:

         (a) Termination of this Agreement, in whole or in part, and any such termination shall not be deemed a waiver or release of, or otherwise prejudice or affect, any rights, remedies or claims, whether for Damages or otherwise, which the Non-Defaulting Party may then possess under this Agreement or which arise as a result of such termination; and

         (b) Set off and recoupment against sums owed by the Non-Defaulting Party or one of its Affiliates to the Defaulting Party or one of its Affiliates any amounts for which the Non-Defaulting Party determines in good faith that the Defaulting Party or one of its Affiliates is liable to the Non-Defaulting Party or one of its Affiliates under this Agreement or any Purchase Order; and

         (c) Ford may cease the payment of (i) any Labor Differential Uplift pursuant to Section 6.1; (ii) any amounts due under
                  Article 7 (GEN); (iii) any amounts due under Article 8 (Investment Sharing); and (iv) compensation payable to Visteon pursuant to Section 2.2(e); and

         (d)      Recovery of Damages arising from the Default.

15.3 Ford may terminate this Agreement in the following events: (i) thirty-five percent or more of the voting shares of Visteon become owned or controlled, directly or indirectly, by a competitor of Ford in the business of manufacturing motor vehicles; or (ii) all of the Existing Agreements become subject to termination or cancellation for Good Cause.

15.4 A Non-Defaulting Party intending to terminate this Agreement pursuant to this Article 15 as a result of an Event of Default occurring under Subsections 15.1(a) or (b) shall first notify the Governance Council and the Defaulting Party of the grounds for the intended termination. If the Defaulting Party fails to remedy such grounds for termination within sixty (60) days of such notice (or any longer period of time as mutually agreed by the Parties), then the Non-Defaulting Party may terminate this Agreement effective upon notice to the Defaulting Party without the need for any judicial action.

15.5 The provisions of this Article 15 are without prejudice to any other rights or remedies either Party may have by reason of the default of the other party.

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


15.6 In the event a competitor of Ford in the business of manufacturing motor vehicles acquires a significant interest in Visteon (directly or indirectly) Visteon will provide Ford with reasonable assurances that Visteon will utilize its best efforts to preserve the confidentiality of all information related to products produced for Ford and Ford product programs.

16.      TERM

16.1 The term of this Agreement shall commence on the Effective Date and continue through December 31, 2007.

17.      CONFIDENTIALITY

17.1 "Confidential Information" is defined as information that is disclosed in connection with this Agreement and which is furnished in the following forms:

         (a) Any information whether or not it is provided in writing or orally, including drawings, documents, financial statements and projections, demonstrations, product and product cycle plans and any other information or machine readable data, of a Party furnished to another Party that is marked "Confidential" or contains a proprietary notice clause or, if disclosed orally, was identified as confidential at the time of oral disclosure;

         (b) Confidential Information includes also any item of hardware, including samples, devices and any other physical embodiments, if such hardware is delivered to the receiving Party.

         (c) In the event that Confidential Information shall be incorporated into or reflected in other documents, whether separately or jointly generated by the Parties, such other documents shall be deemed Confidential Information subject to the terms of this Agreement.

17.2 Notwithstanding Section 17.1, "Confidential Information" does not include information provided pursuant to a Purchase Order. Target Agreement, Long-Term Agreement or Sourcing Agreement, and the confidentiality of such information shall be governed by the terms and conditions of the applicable Purchase Order, Target Agreement, Long-Term Agreement or Sourcing Agreement.

17.3 The receiving Party shall, for a period beginning with the first date of receipt of each respective disclosure and continuing for three years thereafter, use the same standard of care it uses to protect its own information of similar kind and importance, but not less than reasonable care, to maintain the confidentiality of Confidential Information and to limit its disclosure to such of its directors, employees, agents, advisors or subsidiaries as have a need to know such Confidential Information in order that the objectives of this Agreement can be achieved. The receiving Party shall be responsible for the compliance by such directors, employees, agents, advisors or Affiliates with the provisions of this Agreement.

17.4 The confidentiality obligations of this Agreement shall not apply to confidential information received pursuant to this Agreement which:

         (a) is or becomes publicly known other than through a breach of this Agreement by the receiving Party; or

         (b) is already known to the receiving Party at the time of disclosure as evidenced by the receiving Party's written documentation; or

         (c) is lawfully received by the receiving Party from a third party without breach of this Agreement or breach of any other agreement between the disclosing Party and such third party; or

         (d) is independently developed by employees of the receiving Party who have not had access to or received any Confidential Information under this Agreement; or

         (e) is furnished to a third party by the disclosing Party without restriction on the third party's rights to disclose; or

         (f) is authorized in writing by the disclosing Party to be released from the confidentiality obligations herein.

Specific information shall not be deemed to be within such exceptions merely because it is included within general information, which is within such exceptions, nor shall a combination of features be deemed to be within such exceptions merely because the individual features of the combination are separately within such exceptions.

17.5 Confidential Information shall remain the exclusive property of the disclosing Party. The receiving Party agrees that Confidential Information disclosed hereunder is being received subject to the disclosing Party's ownership rights in such Confidential Information and, further, subject to all relevant intellectual and/or proprietary property rights of the disclosing Party, including the relevant laws governing patents, trademarks, copyrights, semiconductor chip protection, trade secrets and unfair competition.

17.6 Upon the termination of this Agreement, the receiving Party shall, at its own expense, promptly return to the disclosing Party all originals and copies of the writings and hardware in its possession which contain Confidential Information. If any writing or hardware has been destroyed, an adequate response to a return request therefor by the disclosing Party will be written notice, executed by the receiving Party, that such writing or hardware has been destroyed.

17.7 If the receiving Party becomes legally compelled (by oral questions, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the receiving Party will provide the disclosing parties with prompt written notice so that the disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. In the event that such protective order or other remedy is not obtained, or the disclosing Party waives compliance with the provisions of this Agreement, the receiving Party will furnish only that Confidential Information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Confidential Information so disclosed.

17.8 Notwithstanding anything herein to the contrary, any Party (and any employee, representative, or other agent of any Party) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure (if any) of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. However, any such information relating to the tax treatment or tax structure is required to be kept confidential to the extent necessary to comply with any applicable United States federal or state securities laws. Each Party agrees that it will notify each other Party of any planned disclosure of such information and will discuss same with the other Parties.

18.      GENERAL PROVISIONS

18.1 No Agency. This Agreement does not constitute either party the agent or legal representative of the other party. Neither party is authorized to create any obligation on behalf of the other party.

18.2 Notices. Any notice under this Agreement must be in writing (letter, facsimile) and will be effective when received by the addressee at its address indicated below.

(a)      Notice sent to Visteon will be addressed as follows:

         Visteon Corporation
         290 Town Center Drive
         10th Floor, Fairlane Plaza North
         Dearborn, MI 48126
         Attention: General Counsel
         Fax:(313)755-2762

(b)      Notice sent to Ford will be addressed as follows:

         Ford Motor Company
         Office of the Secretary
         One American Road
         12th Floor World Headquarters
         Dearborn, Michigan 48126
         Fax: (313) 248-8713

(c) The parties by notice hereunder may designate other addresses to which notices will be sent.

18.3 Subsidiaries and Affiliates. Subsidiaries and Affiliates of Ford and Visteon are bound by the provisions herein to the extent necessary that such subsidiaries or Affiliates produce Components or purchase Components; provided, that AAI and Affiliates of Ford shall be bound by this Agreement only to the extent that Components supplied to them are purchased for use in a Ford, Lincoln or Mercury brand vehicle.

18.4 Amendments. No amendment to this Agreement will be binding upon either party unless it is in writing and is signed by a duly authorized representative of each party. This Agreement supersedes any prior agreements between the parties concerning the subject matter herein.

18.5 Assignments. This Agreement shall be binding upon and inure to the benefit of the parties, and their respective successors and permitted assigns, but no rights, interests or obligations of either party herein may be assigned without the prior written consent of the other, which consent shall not be unreasonably withheld.

18.6 Severability. If any provision of this Agreement, or portion thereof, is invalid or unenforceable under any statute, regulation, ordinance, executive order or other rule of law, such provision, or portion thereof, shall be deemed reformed or deleted, but only to the extent necessary to comply with such statute, regulation, ordinance, order or rule, and the remaining provisions of this Agreement shall remain in full force and effect.

18.7 Governing Law. This Agreement will be construed and enforced in accordance with the laws of the State of Michigan, excluding its conflict of laws rules. Each party consents, for purposes of enforcing this Agreement, to personal jurisdiction, service of process and venue in any state or federal court within the State of Michigan having jurisdiction over the subject matter. The parties exclude the application of the 1980 United Nations Convention on Contracts for the International Sale of Goods, if otherwise applicable.

18.8 Disputes. If a dispute arises between the Parties relating to this Agreement, the following shall be the sole and exclusive procedure for enforcing the terms hereof and for seeking relief, including but not limited to damages, hereunder; provided, however, that a Party may seek injunctive relief from a court where appropriate solely for the purpose of maintaining the status quo while this procedure is being followed:

         (a) The Parties promptly shall hold a meeting of the Governance Council to attempt in good faith to negotiate a mutually satisfactory resolution of the dispute; provided, however, that no Party shall be under any obligation whatsoever to reach, accept or agree to any such resolution: provided further, that no such meeting shall be deemed to vitiate or reduce the obligations and liabilities of the Parties or be deemed a waiver by a Party hereto of any remedies to which such Party would otherwise be entitled.

         (b) If the Parties are unable to negotiate a mutually satisfactory resolution as provided above, any Party may so notify the other. In that event, the Parties agree to participate in good faith in mediation of the dispute. Such mediation shall conclude no later than forty-five (45) days from the date that the mediator is appointed. If the Parties are not successful in resolving the dispute through mediation, then the Parties agree to submit the matter to binding arbitration before a sole arbitrator in accordance with the CPR Rules for Non-Administered Arbitration. Within five business days after the selection of the arbitrator, each Party shall submit its requested relief to the other Party and to the arbitrator with a view toward settling the matter prior to commencement of discovery. If no settlement is reached, then discovery shall proceed. Upon the conclusion of discovery, each Party shall again submit to the arbitrator its requested relief (which may be modified from the initial submission) and the arbitrator shall select only the entire requested relief submitted by one Party or the other, as the arbitrator deems most appropriate. The arbitrator shall not select one party's requested relief as to certain claims or counterclaims and the other party's requested relief as to other claims or counterclaims. Rather, the arbitrator must only select one or the other Party's entire requested relief on all of the asserted claims and counterclaims, and the arbitrator will enter a final ruling that adopts in whole such requested relief. The arbitrator will limit his/her final ruling to selecting the entire requested relief he/she considers the most appropriate from those submitted by the Parties.

         (c) Mediation and, if necessary, arbitration shall take place in the City of Dearborn, Michigan unless the parties agree otherwise or the mediator or the arbitrator selected by the parties orders otherwise. Punitive or exemplary damages shall not be awarded. This clause is subject to the Federal Arbitration Act, 28 U.S.C.A. Section 1, et seq., or comparable legislation in non-U.S. jurisdictions, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction.

18.9 Counterparts. This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered will be an original, but all such counterparts will together constitute one and the same instrument.

18.10    Right to Audit.

(a) If requested by Ford, Visteon will permit Ford (which, for purposes of this Section 18.10, includes its authorized representatives) to:

         (i) Examine all pertinent documents, data and other information relating to Visteon's obligations under this Agreement, any payment made to Visteon or any claim by Visteon;

         (ii) View any facility or process relating to the Components or this Agreement, including those relating to production quality; and

         (iii) Audit any facility or process to determine compliance with the requirements of this Agreement.

Any examination under this Section 18.10 will be conducted during normal business hours and upon advance written notice to Visteon.

(b) If requested by Ford, Visteon will use its best efforts to permit Ford to obtain from the subcontractors of, and vendors to, Visteon the information and permission to conduct the reviews specified in Section 18.10, regardless of any other right Ford may have to that information or facilities.

(c) Visteon will keep all relevant documents, data and other written information for at least two years following the termination of this Agreement.

                  [Remainder of Page left Intentionally Blank]

IN WITNESS WHEREOF, Ford and Visteon have caused this Agreement to be executed in multiple counterparts by their duly authorized representatives.

VISTEON CORPORATION                      FORD MOTOR COMPANY

By: /s/ Daniel R. Coulson                BY: /s/ Don Leclair
    -------------------------------          --------------------------

Title: Executive Vice President          Title: Group Vice President & CFO
       And Chief Financial Officer

Date: 12/19/03                                Date: 12/19/03

                                   EXHIBIT IA

                         NORTH AMERICA COMMODITY GROUPS

1        Accumulators

2        Air Cleaners

3        Air Conditioning/Compressors

4        Air Handling System/Controls

5        Air/Fuel Charging System

6        Alternators

7        Axles

8        Bumpers

9        Carbon Cannisters

10       Catalytic Converters

11       Consoles

12       Door Trim

13       Driveshafts/Halfshafts

14       EATC

15       Electrical Modules

16       Exterior Plastics

17       Fuel Systems

18       Glass & Windows

19       Hoses

20       Ignition Coils

21       Instrument Clusters

22       Instrument Panels

23       Interior Acoustics

24       Interior Plastic Parts

25       IP Finish Panels

26       Lighting

27       Machined Parts

28       PCM

29       Power Steering Pumps

30       Radiators/Heat Exchangers

31       Radios

32       Security Systems

33       Sensors

34       Stampings

35       Starters

36       Steering Columns

37       Steering Gears

38       Suspension

39       Wiper Systems

                                   EXHIBIT IB

              DETERMINATION OF INCREMENTAL OR REPLACEMENT VEHICLES

VEHICLE ATTRIBUTES REVIEWED BEFORE MAKING A DETERMINATION

-    Segment (B, C, D, etc.)

-    Platform

-    Volume

-    Timing (when will it launch)

- What other vehicles are dropping from the cycle plan, and those vehicles' characteristics and timing

-    Powertrain lineup

-    Assembly Plant vehicle goes into

- Who is the marketing audience (what group of people is the vehicle aim at capturing)

          Ford's Process for determining incremental/replacement status

Once per year, usually mid-year, the Ford Labor Affairs Sourcing Activity analyzes the cycle plan and makes an initial determination of incremental/replacement for all North American vehicles. The Ford Labor Affairs Sourcing Activity then shares its results with Purchasing and Product and Business Strategy. Upon consensus, the information is sent to various Executive Directors and Vice Presidents for their concurrence. Once concurrence is attained, the results will be shared with Visteon.

If Visteon does not agree with the incremental/replacement decision for a particular vehicle, then within five business days after being informed of the decision, Visteon may provide a written objection to the Ford Labor Affairs Sourcing Activity, including the supporting rationale for its objection. A final decision, including reasonable consideration of Visteon's position, will be made by the Executive Director-Ford Labor Affairs.

Once final, the results will be shared with all Ford internal activities involved in the Sourcing process and with Visteon.

                                  EXHIBIT 3.1

[Material has been omitted and confidential treatment has been requested therefore. All such omitted material has been filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities Exchange Act of 1934, as amended.]

                                   EXHIBIT 4.2
            PRODUCT LINES NOT REQUIRING COMPETITIVE GAP CLOSURE PLANS

     Alternators

     Catalytic Converters

     Electrical Modules

     Fascias

     Fuel Tanks

     Glass

     Starters

     Steering Columns

     Suspension Systems (Half shafts and misc. components)

     Wipers/Washer Systems

                                   EXHIBIT 6.1
                               WAGE RATE ELEMENTS

Base Wages a/
690 Variable Fringe
Cost of Living Allowance (COLA)
Christmas Bonus
Shift Premium b/
Local Training
Paid Lunch
Bereavement/Jury Duty/Military c/
Workers' Compensation
690 Accident/Sickness
Fixed 690 Assessment
Supplemental Unemployment Benefits (SUB) d/

-----------------
a/ Includes incentive pay, signing bonus and lump sums b/ Includes seven day operators and alternative work schedule c/ Includes paid absences, medical, and personal leave d/ Includes SWW (Short Work Week)

                                  EXHIBIT 10.1

                            COMPENSATION CALCULATION

This Exhibit outlines the calculation of the compensation to be paid by Ford to Visteon pursuant to Sections 2.2(e) and 10.1(e).

As used in this Exhibit 10.1, the following definitions shall have the meanings specified below:

         "NET REVENUE" means sales less returns and allowances.

         "CONTRIBUTION MARGIN" means Net Revenue less Variable Costs. Contribution Margin is commonly referred to by Visteon as economic profit.

         "PROFIT" means Contribution Margin less Fixed Costs.

         "PROFIT ADJUSTMENT PERCENT" means Profit as a percentage of Net Revenue plus 8 percentage points.

         "VARIABLE COSTS" means Material, Warranty, Freight, Variable Labor and Overhead, and Other Variable Costs.

         "FIXED COSTS" means Fixed Manufacturing Labor and Overhead, Spending Related, Launching, Engineering, Administrative and Selling, and Other Fixed Costs accounted for determined in accordance with US GAAP applied consistent with Visteon's historical accounting practices. For clarity this excludes Other Income and Expense items such as Interest, and any costs included in the calculation of Contribution Margin.

The Parties also shall agree on the procedure used to categorize relevant accounts into the appropriate categories as well as a process to validate the classification. If there is disagreement over the meaning of any of the foregoing definitions or the categorization or process for validation, the respective Accounting Directors of the Parties shall meet to resolve the issues.

PROCESS

     1. As of the date on which a re-sourced Component ceases production at Visteon, Visteon will prepare for the four preceding quarters in the aggregate a detailed income statement with costs categorized between Variable Costs and Fixed Costs, for sales by Visteon to Ford of all Components

     2. Visteon will provide to Ford Finance Personnel (which includes their auditors and agents) support for the detailed income statement including, without limitation, allocation methods and calculations and provide historical data that supports consistent allocations or explains changes. Ford Finance Personnel will have access to Visteon's calculations, assumptions, and historical data, and Ford and Visteon will work diligently to reach agreement on the detailed income statements.

     3. Once Ford and Visteon have agreed on the accuracy of the detailed income statement, the Profit Adjustment Percent will be calculated and agreed to between Ford and Visteon.

     4. In January of the year after production of the re-sourced Component begins at the new supplier and subsequent years during which the re-sourced Component continues in production (excluding aftermarket), the Profit Adjustment Percent will be multiplied by the net revenue from the new supplier of the re-sourced Component and Ford will pay Visteon that sum within thirty days after the calculation has been agreed. This calculation and payment will continue for the shorter of
          (i) the term of the Purchase Order with the new supplier, (ii) the term of the Purchase and Supply Agreement including any subsequent extensions or renewals, or (iii) four years.

     5. Notwithstanding the announcement of any re-sourcing, Visteon will provide productivity price reductions on the affected Component at the higher of (i) the percentage specified in Section 3.1(b) or (ii) the level agreed between Ford and Visteon as to such Component.

     6. In accordance with Subsection 2.2(e) and 10.l(e), Ford has the right to propose New Business to Visteon to replace business that was not awarded or not renewed or terminated for Other Good Business Reasons. If Visteon accepts such New Business, then the financial results from such New Business will be used as an offset (partially or fully, as the case may be) against the compensation otherwise payable by Ford calculated in step 4 above.